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                                                                      EXHIBIT 5

                          Illinois Tool Works Inc.
                            3600 West Lake Avenue
                          Glenview, Illinois  60025



                                        April 18, 1996

Board of Directors
Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60025

                Re:     1,230,175 Shares of Common Stock
                        Without Par Value

Ladies and Gentlemen:

I have acted as counsel for Illinois Tool Works Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 1,230,175 shares (the "Shares") of the Company's Common Stock, without par value, to be issued by the Company in connection with the acquisition of Medalist Industries, Inc. ("Medalist").

As General Counsel of the Company, I am familiar with the corporate proceedings taken by the Company to authorize the registration of the Shares. I also have participated in the preparation of the Company's Registration Statement on Form S-4 with respect to the Shares (the "Registration Statement") and have examined such other documents and such legal authorities as I have deemed relevant for purposes of this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when issued in connection with the acquisition of Medalist, will be duly authorized, validly issued and fully paid and nonassessable.

I consent to the reference to me under the caption "Legal Opinions" in the Prospectus relating to the Shares and constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to such Registration Statement.

Very truly yours,

/s/ Stewart S. Hudnut
Stewart S. Hudnut
General Counsel